Schedule 14A Information

Proxy Statement Pursuant to
Section 14 (a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than
the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
[X]      Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

Innovo Group Inc.
____________________
(Name of Registrant as Specified In Its Charter)

N/A
____________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[  ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-
         6(j)(2) or item 22(a)(2) of Schedule 14A.
[  ]     $500 per each party to the controversy pursuant to Exchange
         Act Rule 14a-6(i)(3).
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.
1. Title of each class of securities to which transaction applies:

N/A
____________________

2.       Aggregate number of securities to which transaction applies:

N/A
____________________
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

N/A
____________________

4.       Proposed maximum aggregate value of transaction:

N/A
____________________

5.       Total fee paid:

N/A
____________________

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.       Amount Previously Paid:

N/A
____________________

2.       Form, Schedule or Registration Statement No.:

N/A
____________________

3.       Filing Party:

N/A
____________________

4.       Date Filed:

____________________

FOR IMMEDIATE DISTRIBUTION

CONTACT:  KIRK MILLER, 615-384-0100, EXT. 464

INNOVO GROUP SETS DATE FOR 1997 ANNUAL MEETING

         SPRINGFIELD, TENNESSEE, February 28, 1997 - INNOVO GROUP INC. (NASDAQ Symbol: INNO), the manufacturer and marketer of a broad line of fashion, utility and sport bags, licensed t-shirts and ladies at-home wear, today announced that it had set April 4, 1997 as the date for its 1997 annual stockholders' meeting, which will be held in Springfield, Tennessee. The company also announced that the definitive proxy materials had been filed with the SEC and that the proxy statements, along with the 1997 annual report, would be mailed to the stockholders in the first week of March.

         Innovo officials also announced that the final proxy statement reflected certain changes from the preliminary proxy statement the Company had filed in February:

         - The number of new common shares that the stockholders' will be asked to authorize was decreased from 60 million to 40 million. The authorization of the 40 million additional shares would place the company's authorized capital at 70 million common shares.

         - The exercise price of an option being granted to Innovo's president, Patricia Anderson-Lasko, has been revised. The exercise price will be the higher of the April 4 market price or $9/32.

         -        The final proxy materials disclose a revision to Ms.
Anderson-Lasko's employment contract to eliminate her right to a mortgage loan from the company. Innovo's president had never received the loan, and agreed to eliminate her right to it.

         Company officials stressed that the proposal to increase the number of authorized common shares did not mean that those shares would in fact be issued, and that, except for certain shares that would be reserved for outstanding common stock warrants or conversion rights, there were presently no plans or commitments for transactions that would involve issuing shares.

         The proposals to be voted on at the annual meeting include the election of directors, the authorization of common and preferred shares, and the adoption of a new stock option plan. The record date for the meeting is February 15, 1997.

         Innovo also indicated that it expected to file its 1996 annual report with the SEC on February 28, 1997 and to release earnings information March 3, 1997.

         Innovo Group manufactures and markets a wide range of both fashion oriented and utility and sports designed tote, laundry and duffle bags, lunch bags, fanny packs, aprons and other canvas craft products, as well as sports-licensed bags and backpacks and licensed t-shirts. The company's fashion lines are based on its own designs, while the sports lines feature both company designs and the logos of NFL, MLB, NHL, NBA, and college teams. Innovo is also a licensee of and supplier to the U.S. Olympic Teams and holds licenses from Walt Disney, Warner Bros., Anheuser-Busch Cos. and sports artist Gary Patterson. Innovo's Thimble Square subsidiary manufactures and distributes a ladies' ready-to-wear at home, sleep and lounge wear from plants in Georgia.


LISTED:                            NASDAQ SmallCap Market
TRADING SYMBOL:                    INNO